Exhibit 10.7

Mobile Video Development, Inc.

March 31, 2009

To:	Barry Hall

From:	Bruce Goldstein

Re:	Personal Services

Dear Barry:

This letter will confirm the interest of Mobile Video Development, Inc. (“MVDI” or “the Company”) in engaging your personal services which shall be provided by Carlaris, Inc., as a consultant and request that you act in the capacity of Chief Financial Officer of MVDI.  We believe that you have relevant knowledge of the wireless communications industry, in general, as well as intimate familiarity of the MVDI business plan, and such knowledge is expected to be of value to MVDI in connection with the anticipated commercial launch of its new and innovative, proprietary peer-to-peer video syndication business tentatively identified as the “Thwapr” (the “Project”) being developed by MVDI.

It is anticipated that you will provide your personal services to MVDI as described on Exhibit “A” attached hereto, and otherwise as may be reasonably requested from time to time and mutually agreed in writing by you and MVDI (the “Services”).  Your services are considered to be ‘at will’ and your Services may be terminated by you or MVDI with or without cause at any time subject to the requirements for notice as set forth on Exhibit “A”.

We ask that you allow MVDI to use your name, likeness and biographical information on MVDI’s website and other corporate communications offered by MVDI to the public in connection with the Project.

We assume that in asking you to render the Services, you are not a party to or otherwise subject to any agreements or restrictions that would prohibit you from entering into this Agreement and rendering the Services as contemplated by this Agreement in accordance with the terms hereof, and this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person or entity.

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In the unlikely event of any dispute between you and MVDI, the laws of the State of New York will be applicable.  Please acknowledge of receipt of this letter and your agreement to its terms by signing and returning to us a copy of this page.  We look forward to working with you!!

Mobile Video Development, Inc.

By ________________________________

Bruce Goldstein,

 The undersigned hereby consents and agrees to the preceding:

Consultant:

Carlaris, Inc.

By _________________________________	Dated: March 31, 2009

Barry Hall, Its President and

Individually

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Exhibit “A”

General Terms and Conditions

1.
Duties: You shall serve as Chief Financial Officer of MVDI.  In addition to the duties of Chief Financial Officer, you shall also be responsible for overall financial management and treasury functions for MVDI, devise, implement and manage all financial controls, policies and procedures, supervise its accounting and tax reporting activities and manage employees engaged in providing accounting and treasuring functions.  In that regard, you shall provide general oversight and supervision of a number of areas: (A) corporate regulatory compliance, tax and securities filings, (B) manage all audit activities and coordinate the services of MVDI’s outside auditors, (C) manage corporate contracts with outside vendors, (D) be generally responsible for tracking and reporting of key financial metrics and goals or targets established by the Board of Directors, (E) provide oversight of credit and risk management, pricing and define as well as monitor customer credit policies, (F) monitor and manage accounts receivables, and cash flow management, (G) establish and monitor budgeting and forecasting of financial affairs.  Generally, you will be responsible to report to the CEO, Chairman of the Board of Directors and the Board itself. You have been advised that the Company is contemplating entering into a transaction whereby it may become a public company. You understand that your duties, in that event, shall include all duties normally associated with the preparation and management of accounting, financial reporting and regulatory compliance of a public company.

2.
Time Commitment:  MVDI acknowledges that while you have other business interests and consulting arrangements that require some of your time and attention, you have agreed to serve on an adeguate time basis to fulfill the duties contemplated here, and you will generally devote up to sixty percent (60.0%) of your full productive energies to performing your responsibilities and duties.  MVDI agrees that so long as such other existing business activities do not interfere with your commitment to MVDI, you may continue to pursue such other activities so long as you do not engage in any activity that is directly or indirectly competitive with the business of MVDI.

3.
Compensation: In addition to any compensation otherwise payable to all members of the Board of Directors in their capacities as directors, you shall be compensated at a rate of $923.00 per day, (or its hourly equivalent), worked on behalf of MVDI. An initial retainer of $12,000.00 shall be due and payable upon execution of this Agreement. Compensation shall be payable on the first day of each calendar month commencing April 1, 2009. Beginning September 1, 2009 the retainer will be increased to $15,000.00. Invoices will be paid within five (5) days after receipt by MVDI. You are expected to provide monthly invoices to the Company showing details of the time being billed to the Company.

4.	Termination: At least ninety (90) days advance written notice of termination.

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5.
Benefits:  As a consultant, you will be treated as an independent contractor and not as an employee of MVDI.  Therefore, you will not be entitled to any form of benefits provided to regular, full time employees of MVDI.  You will not be entitled to any additional form of compensation for attending meetings of the MVDI Board of Directors other than your daily rate of compensation.

6.	Successors and Assigns. This Agreement shall be assumed by any successor-in-interest or assigns of MVDI.

7.
Indemnification.  As an officer of MVDI, you shall be accorded full indemnification by MVDI for your acts and omissions as an officer of MVDI, and shall be covered by MVDI’s directors’ and officers’ errors and omissions liability insurance coverage and, in the event MVDI becomes a company or subsidiary of a company with publicly traded securities, MVDI, or such parent, shall maintain directors’ and officers’ errors and omissions liability insurance coverage with a limit of at least $5.0 million in coverage.

8.
Work for Hire.  We do ask that you disclose to MVDI all inventions, improvements and other innovations related to the Project that you may make or conceive in the course of serving as a consultant to MVDI, if such inventions, improvements and/or other innovations are related to the Project and the Services performed by you for MVDI and whether or not the same are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"), and such Innovations shall be deemed to constitute “work for hire”.  By your acceptance of this letter agreement, you agree that all Innovations made in the course of doing business for MVDI that are unrelated to your other business activities but result from your participation as a consultant to MVDI will be the sole and exclusive property of MVDI.  It is the intent of the parties that efforts and specific responsibilities under this Agreement shall be separate and distinct from those duties performed by you in your other business activities.  At MVDI's request and expense, during and after the time period of your performing the Services, you agree to assist and cooperate with MVDI in all respects and will execute documents, and, subject to your reasonable availability, take further actions reasonably requested by MVDI to obtain for, maintain and enforce patent, copyright, trademark, trade secrets and other legal protection for the Innovations to be owned by MVDI.

9.
Non-Disclosure.  During and after the period of this Agreement, you agree that you will not use or disclose or instruct anyone else to use or disclose any non-public, proprietary trade secrets that belong to MVDI and relate to the Project, MVDI’s protocols, non-public proprietary technology, intended services, products, vendors or customers (the “Confidential Information”), except as may be necessary in the performance of the Services or as may be authorized in advance by appropriate executives of MVDI.  "Confidential Information" shall include the Innovations, other scientific information, programs and data, formulations, ingredient lists, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public proprietary, technical or business information, whether given to you orally, in writing, electronically or by any other means. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of yours or that MVDI or MVDI regularly gives to third parties without restriction on use or disclosure.  Upon termination of your Services to MVDI, we ask that you promptly deliver to MVDI all documents and materials of any nature pertaining to your Services and containing any Confidential Information.

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10.
Definitive Agreement.  By your initial below, you acknowledge that the terms of this Memorandum shall be incorporated into a more definitive employment or consulting services agreement in the discretion of the Company but based upon the general terms and conditions set forth herein.

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